CONTRACT OF SALE

AGREEMENT made November 9, 1999, between Carlos Bertanatti and Gabriel Tarrau, Shareholders of Thirty Two Percent (32%) each respectively of Startcomm Corp., a Florida corporation (the "Sellers) and Globaltron Communications Corporation, a Delaware corporation (the "Purchaser").

                                    Recitals

The Sellers are willing to sell to the Purchaser 3,200 common shares of Startcomm Corp., a Florida corporation (the "Company"), which the Sellers now own.

The Purchaser desires to purchase such shares at the prices and upon the terms and conditions hereinafter provided.

It is therefore agreed:

1. Sale. Sellers have sold and the Purchaser has purchased 3,200 common shares of Startcomm Corp. at the price of $200 per share, payable as follows: a Promissory Note for Six Hundred Sixty Seven Thousand Dollars ($667,000 USD) payable to the order of International Investments Communications Ltd. ("IIC") to relieve a like obligation of Sellers to Bank Julius Bar (See, "Bank Julius Bar Loan Document"), receipt of which is hereby acknowledged. Purchaser further agrees to pay as amount equal to 66.67% of any and all quarterly interest charges for the letter of credit personally guaranteed by a certificate of deposit that initially funded the capitalization of Startcomm Corp. issued by IIC due and payable for a period not to exceed six months (6) beginning November 9, 1999 at which time Purchaser will either satisfy $667,000 of the debt by May 1, 2000 or renegotiate terms with the lender and obtain the release of the Sellers and IIC from the obligations to Bank Julius Bar. IIC will be responsible to pay an amount equal to 33.33% of any and all quarterly interest charges due under the letter of credit. Purchaser promises to pay its portion of the interest as described heretofore directly to the order of Bank Julius Bar as evidenced by the three separate loan transactions: Loan Numbers 766381 (as renewed), 766381 and 765622 (See, "Loan Payable Schedule"). All obligations under this note owed to Bank Julius Bar, as guaranteed by IIC, shall begin on November 9, 1999.

         Purchaser guarantees payment of Three Hundred Fifty Thousand Dollars ($350,000 USD) for the outstanding Accounts Payable items for Startcomm Corp. recognized at the time of closing of this agreement under the following terms: (i) within one business week from date of closing, the Purchaser will pay One Hundred Thousand Dollars ($100,000 USD) of approved accounts payable; (ii) subsequent payments will be made in 30-day business cycles beginning in the month of December 1999 in the amounts of: December 1999, $100,000; January 2000, $100,000; and
         February 2000, $50,000; (iii) the Purchaser reserves the right to accelerate payment schedule as its interests dictate. Funds will be made available from corporate funds and/or operating profits; and, (iv) the Purchaser intends to use its best efforts to negotiate with creditors to reschedule, reduce, consolidate or forgive indebtedness.


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2.       Delivery of Shares. Simultaneously with the execution of this agreement, the Seller has delivered to the Purchaser duly endorsed certificates for all the shares sold to the Purchaser. These certificates have been surrendered to the Company, and new certificates have been issued in the name of the Purchaser. The new certificates have been endorsed in blank by the Purchaser, and have been delivered to the Purchaser in accordance with the terms of this agreement.

3. Voting. So long as the share certificates are held by the Purchaser, and provided that the Purchaser does not default in the payment of any of the promissory note referred to in paragraph 1, Purchaser shall have the right to vote such shares for all purposes. If requested by the Purchaser, the Seller shall execute and deliver to the Purchaser such proxies and authorizations as are reasonably required to confirm the voting rights of the Purchaser during the period.

4. Benefit. This agreement shall be binding upon and shall inure to the benefit of the parties, their legal representatives, and assigns.

In witness whereof the parties have executed this agreement.

/s/ Carlos Bertonatti                      /s/ Gabriel Tarrau
--------------------------                 -----------------------
Carlos Bertonatti (Seller)                 Gabriel Tarrau (Seller)

/s/[illegible]                             /s/[illegible]
------------------------                   -----------------------
Globaltron Communication                   Witness
Corporation (Purchaser)